Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Joy Global Inc. 2007 Stock Incentive Plan of our reports dated December 17, 2007, with respect to the consolidated financial statements and schedule of Joy Global Inc. and the effectiveness of internal control over financial reporting of Joy Global Inc. included in its Annual Report (Form 10-K) for the year ended October 26, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

March 3, 2008